Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), is entered into as of September _, 2014, by and between XcelMobility, Inc., a Nevada corporation (“Pubco”) and Gregory Tse (the “Advisor”).

RECITALS

A.           Advisor is a member of the board of directors of Pubco.

B.           Pubco and Advisor had entered into that certain Board Advisory Agreement, dated August 14, 2012 (the “Advisory Agreement”) pursuant to which Advisor is entitled to receive certain compensation from Pubco in consideration of his service as a director of Pubco.

C.           Advisory has informed Pubco of his intent to resign as a member of the board of directors of the Company.

D.           Pubco and the Company wish to terminate the Advisory Agreement in accordance with Section 5 of the Advisory Agreement.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises set forth in this Agreement and for other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.          Termination of Advisory Agreement. The parties hereto acknowledge and agree that upon the resignation of Advisor from the board of directors of the Company, and in accordance with Section 5 of the Advisory Agreement, the Advisory Agreement shall terminate and be of no further force or effect, except for Sections 3 and 6 of the Advisory Agreement, and such termination shall be effective immediately upon the execution hereof.

2.          Compensation. The parties hereto acknowledge that Advisor shall receive, in full satisfaction of all amounts and/or compensation accrued and unpaid pursuant to the Advisory Agreement:

2.1           360,000 shares of Pubco common stock, par value $0.001; and

2.2           Ninety Thousand Dollars ($90,000) which shall be payable upon the closing of a debt and/or equity financing of at least One Million Dollars ($1,000,000).

3.          Release. Advisor, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Pubco, and its subsidiaries and affiliates, (collectively referred to as "Pubco Releasees") from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that Advisor may now have or has ever had or will have against them based on any act or omission that occurred through the date this Agreement is signed, including without limitation : (a) any and all claims of “wrongful discharge,” breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud and defamation; (b) any tort of any nature; (c) any and all claims arising under any federal, state, county or municipal statute, constitution or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any other laws and regulations relating to Advisor’s service as a member of the board of directors of the Company; (d) any and all claims for compensation, bonuses, severance pay, stock options, restricted stock, vacation pay, expense reimbursement, attorneys’ fees and costs; and (e) any and all claims for relief of any kind, regardless of the basis for such claim or the nature of the remedy sought.

4.          General Provisions.

4.1           Amendments and Waivers. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not affect or impair any right arising from any subsequent default.

4.2           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of law principles thereof.

4.3           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4           Entire Agreement. This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

4.5           Facsimile Execution and Delivery. At the request of any party hereto, the requested party shall execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. A facsimile, telecopy or other reproduction of this Agreement may be executed by any of the parties hereto, and an executed copy of this Agreement may be delivered by any of the parties hereto by facsimile, pdf file or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

Pubco:

XcelMobility, Inc.

By:
Renyan Ge, Chief Executive Officer

Advisor:

Gregory Tse

Signature Page to Termination Agreement